EXHIBIT 99.1

To Our Fellow Stockholders,

As Chief Executive Officer I want to extend our appreciation for all your support and thoughtfulness during this very sad and sudden transition after the passing of Clarence Smith. As friends and stockholders, you are the strength we rely on as we sustain and advance the vision that Clarence Smith established in his tenure leading the company.

Our commitment to developing the market for our unique AAGP® (PKX-001) molecule remains firm and supported by the executive team and our partners. The extremely robust molecule is a first-in-class, synthetic glycopeptide with established safety and efficacy in pre-clinical and clinical studies. The molecule is a workhorse that delivers cell protection and helps to control inflammation, in ways that can greatly improve cell therapy strategies and many other disease treatment applications.

ProtoKinetix Inc. holds a stable patent portfolio that protects these unique applications worldwide, including the United States, Europe, UK, Asia and beyond.

Through our current outreach program we have garnered the attention of pharmaceutical companies of various sizes with active market applications with interest to incorporate our glycopeptide in their strategies to address Type 1 Diabetes, cell therapy enhancement, dry-eye and other ophthalmological or topical disorders.

During this season of thanksgiving, I want to express my sincere gratitude to you directly. Your continued support makes our company’s accomplishments possible and allows us to continue down the path to gaining market traction and deliver for you, our stockholders, as Clarence Smith committed to doing.

Let us go forward together in fond memory of our friend.

Mike G

Michael R. Guzzetta

Chief Executive Officer

ProtoKinetix Inc.

109 W. Main St., Dalton, Ohio, 44618

ProtoKinetix.com          (330) 445-4971

About ProtoKinetix, Incorporated

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this document includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. ProtoKinetix disclaims any obligation to update any forward-looking statement made here.

This document does not constitute or form a part of any offer or solicitation to purchase or subscribe for securities in the United States.

For further information, please contact:

Michael Guzzetta

President, CEO & CFO

Telephone:	330-445-4971
Email:	mguzzetta@protokinetix.com

109 W. Main St., Dalton, Ohio, 44618

ProtoKinetix.com          (330) 445-4971